Clark Wilson LLP
Barristers & Solicitors
Patent & Trade-mark Agents
Our File No.	29741-0001 / CW4177521.1	800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax. 604.687.6314

CONSENT

We hereby consent to the inclusion of the summary of our opinion and the reference to our firm under the heading “Material Canadian Federal Income Tax Consequences of the Change of Our Corporate Jurisdiction” and to the reference to our firm under the heading “Experts and Counsel” in the proxy statement/prospectus which is part of a registration statement on Form S-4 (the “Form S-4”) to be filed by Argentex Mining Corporation (the “Company”) with the United States Securities and Exchange Commission in connection with the change of the corporate jurisdiction of the Company from the State of Delaware to the Province of British Columbia and the annual and special meeting of stockholders of the Company.

We hereby further consent to the inclusion of our opinion dated March 17, 2011 with respect to certain Canadian federal income tax consequences with respect to the merger and continuation in the Form S-4.

Clark Wilson LLP

/s/ Clark Wilson LLP

Vancouver, British Columbia, Canada
March 17, 2011

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